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                                                                   EXHIBIT 23.01

                   Independent Auditors' Report on Schedule
                   ----------------------------------------

The Board of Directors and Shareholders
TSI International Software Ltd.


Under date of February 4, 1998, we reported on the balance sheets of TSI International Software Ltd. and subsidiaries as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity, (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, as contained in the 1997 annual report on Form 10-K. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule as listed in the accompanying index under Item 14(A)2 of this document. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement scheduled based on our audits.

In our opinion, such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                KPMG Peat Marwick LLP

New York, New York
February 4, 1998